Exhibit 10.10
FIRST AMENDMENT TO
EMPLOYMENTAGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("First Amendment") is entered into by and between COMVERGE INC., a Delaware corporation ("Company"), and ARTHUR VOS IV ("Executive") effective September 1, 2010.

WHEREAS, the Company and Executive have heretofore entered into that certain Employment Agreement dated September 29, 2009 (the "Employment Agreement"); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Executive hereby agree, effective as of the date set forth above, that the Employment Agreement shall be amended as hereafter provided:

1.
Section 1.4 – Term.  The Term of Executive’s Employment Agreement hereunder shall commence as of the Employment Date and shall continue through April 1, 2013, unless earlier terminated pursuant to the provisions of the Employment Agreement.  Unless, within ninety (90) days prior to any then-scheduled expiration of the Term, either party notifies the other in writing of its desire not to renew this Agreement, the Term shall automatically be extended for an additional period of one (1) year from the applicable succeeding anniversary of the Employment Date.

2.
Section 2.1 – Compensation.  Executive’s base salary as contained in Exhibit A to the Employment Agreement is changed to $210,000.  All other terms and conditions of Exhibit A to the Employment Agreement shall remain the same.

3.
Section 7.5(b) – Termination by the Company Without Cause, or by Executive for Good Reason.  Section 7.5(b) of the Employment Agreement shall be deleted in its entirety and replaced as follows:  Subject to subsection 7.5(c) below, if the Company terminates Executive’s employment without Cause, or Executive terminates his employment with Good Reason, then in such event Executive shall be entitled to all payments allowed pursuant to subsection 7.5(a) above and severance pay in the amount of the sum of (i) twelve (12) months’ annual base salary as specified in Exhibit A, plus (ii) an amount equal to the amount of Executive’s bonus payment for the last complete year of service prior to termination, times a fraction, the numerator of which is the number of days in the year of Executive’s termination through the date of such termination, and the denominator of which is 365 (or in the case of leap years, 366). The benefits provided pursuant to this Section 7.5(b) shall not include any stock option or similar grants and Executive’s rights concerning any stock option or similar grants shall be exclusively determined by applicable Company policies or plans concerning such grants.

4.	Except as expressly modified by this First Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first set forth above.

COMVERGE, INC.

By:              /s/ R. Blake Young
Name:         R. Blake Young
Title:           President & CEO

By:               /s/ Bud Vos
Name:         Arthur Vos IV
Title:           SVP – Product Management